Exhibit 99.1

ImmuCell

ImmuCell Announces Preliminary Sales Results for

Second Quarter of 2018

For Immediate Release

PORTLAND, Maine – July 10, 2018 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle, today announced preliminary sales results for its second quarter that ended on June 30, 2018.

Management Discussion:

“While it is not our standard practice to make projections or to release financial results before our quarterly reviews are complete, we are releasing these sales figures now to show our sales run-rate having shipped all of the $901,000 of orders for the bivalent formats of the First Defense® product line that were on backlog as of March 31, 2018,” commented Michael F. Brigham, President and CEO. “While this backlog did result in an unfavorable first quarter, the resolution of the backlog contributed to a very strong second quarter. The results for the six-month period ended June 30, 2018 normalize for the timing impact of the shipping of this backlog between the quarters, resulting in an 11% increase over the same period in 2017.”

“We are still not able to meet the market demand for Tri-Shield™ First Defense®, but we are making the manufacturing process improvements necessary to consistently produce adequate amounts of the complex rotavirus vaccine that is used to make this product,” continued Mr. Brigham. “We are making substantial progress in addressing the supply problem and intend to re-launch this new product at the beginning of 2019.”

Product Sales (unaudited):

Three-Month Periods Ended June 30,
2018(1)	2017	$ Increase	% Increase
$3,015,000	$1,750,000	$1,265,000	72%

Six-Month Periods Ended June 30,
2018(1)	2017(2)	$ Increase	% Increase
$5,896,000	$5,294,000	$602,000	11%

Rolling Twelve Months Ended June 30,
2018(1)	2017(3)	$ Increase	% Increase
$11,033,000	$9,475,000	$1,558,000	16%

(1)	These figures are preliminary estimates and are subject to adjustment.
(2)	This figure includes $97,000 in sales of the topical wipes product line that was discontinued during the first quarter of 2017.
(3)	This figure includes $232,000 in sales of the topical wipes product line that was discontinued during the first quarter of 2017.

Conference Call:
Interested parties can access the conference call scheduled by the Company to review the complete second quarter results by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international) at 9:00 AM ET Tuesday, August 14, 2018. A teleconference replay of the call will be available for six days at (877) 344-7529 (toll free) or (412) 317-0088 (international), confirmation #10122008.

About ImmuCell:
ImmuCell Corporation's (Nasdaq: ICCC) purpose is to create scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company is developing a novel treatment for mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: http://www.immucell.com.

Safe Harbor Statement:

This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; projections about depreciation expense and its impact on income for book and tax return purposes; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; the expected efficacy of new products; estimates about the market size for our products; future market share of and revenue generated by current products and products still in development; our ability to increase production output and reduce costs of goods sold associated with our new product, Tri-Shield™ First Defense®; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the efficiency and effectiveness of our manufacturing processes and related technical issues; estimates about our production capacity; the future adequacy of our working capital and the availability and cost of third party financing; the timing and outcome of pending or anticipated applications for regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future cost of our variable rate interest expense on most of our bank debt; costs associated with sustaining compliance with current Good Manufacturing Practice (cGMP) regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance; factors that may affect the dairy and beef industries and future demand for our products; implementation of international trade tariffs that could reduce the export of dairy products weakening the price received by our customers for their product; our effectiveness in competing against competitors within both our existing and our anticipated product markets; the cost-effectiveness of additional sales and marketing expenditures and resources; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency values and fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors discussed above.

Contacts:	Michael F. Brigham, President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com